Exhibit 10.4

AWARD AGREEMENT

        This Restricted Unit award agreement (“Agreement”), effective as of the date set forth at the end of this Agreement (“Grant Date”), is between Valero GP, LLC (the “Company”) and «First_Name» «Middle_Name» «Last_Name» (“Participant”), a participant in the Valero GP, LLC 2000 Long-Term Incentive Plan, as amended (the “Plan”). All capitalized terms contained in this Award shall have the same definitions as are set forth in the Plan unless otherwise defined herein. The terms of this grant are set forth below.

1.	The Participant is awarded «Shares_Granted» Restricted Units under the Plan. Restricted Units are granted hereunder in tandem with an equal number of Distribution Equivalent Rights (“DERs”).

2.

The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments: [1/5 Shares Granted]Units on [first anniversary of Grant Date]; [1/5 Shares Granted] Units on [second anniversary of Grant Date]; [1/5 Shares Granted] Units on third anniversary of Grant Date; [1/5 Shares Granted] Units on [fourth anniversary of Grant Date]; and [1/5 Shares Granted] Units on [fifth anniversary of Grant Date]. The restrictions may terminate prior to the expiration of such period as set forth in the Plan. Upon the vesting of each Restricted Unit awarded under this Agreement, the Participant will be entitled to receive an unrestricted common Unit of Valero L.P.

3.

DERs with respect to the Restricted Units will be paid to the Participant in cash as of each record payment date during the period such Restricted Units are outstanding. The DERs are subject to the same restrictions as the Restricted Units.

4.

If the Participant’s employment is terminated because of retirement, death or disability, any Restricted Units held by such Participant which remain unvested as of the date of retirement, death or disability shall immediately vest and become non-forfeitable as of such date.

5.

Neither this Award nor any right under this Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution.

6.

The Company will withhold any taxes due from your compensation as required by law, which, in the sole discretion of the Compensation Committee, may include withholding a number of Restricted Units otherwise payable to you.

7.

By accepting this Award, you hereby accept and agree to be bound by all of the terms, provisions, conditions, and limitations of the Plan, as amended by the First Amendment thereto dated October 15, 2002, and any subsequent amendment or amendments, as if it had been set forth verbatim in this Award.

8.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives, and successors.

9.	This Award is effective as of October 28, 2004.

VALERO GP, LLC

By	__________________________________________
Curtis V Anastasio President and Chief Executive Officer

Accepted:

_________________

«First_Name» «Middle_Name» «Last_Name»
«Option_Date»